UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

WHX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2394	12-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1350

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

WHX Corporation ("WHX" or the "Company") announced today that it has set a subscription price of $1.40 per share of its common stock, par value $0.01, for up to an aggregate purchase price of approximately $200 million, for its upcoming rights offering. The subscription price represents a discount of approximately 23% from $1.81, the average of the closing prices of its common stock over the 60 trading day period ending June 27, 2008.

The rights offering will be made through the distribution of non-transferable subscription rights such that each subscription right will entitle the holder to purchase 14.2850 shares of our common stock for up to an aggregate of 142,857,114 shares of the Company's common stock. The Company intends to use the proceeds of the rights offering to (i) make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of $15 million; (ii) redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners II, L.P., or Steel Partners, its largest stockholder, (iii) purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, (iv) repay WHX indebtedness to Steel Partners, and (v) repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners.

The rights offering includes an oversubscription privilege which permits each rights holder that exercises its rights in full to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering. This oversubscription privilege is subject to (i) the availability and allocation of shares among holders exercising this oversubscription privilege and (ii) a maximum number of shares for which stockholders can oversubscribe without endangering the availability of the Company's net operating loss carry forwards under Section 382 of the Internal Revenue Code (the "NOLs"), in each case as further described in the rights offering documents.

WHX's largest stockholder, Steel Partners, has indicated that it intends to exercise all of its rights and to oversubscribe for the maximum number of shares it can oversubscribe for without (i) endangering the availability of the Company's NOLs or (ii) increasing its ownership to in excess of 75% of the outstanding shares of the Company's common stock.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

A copy of the press release issued by the Company on June 30, 2008 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2008	WHX CORPORATION

	By:	/s/ Robert K. Hynes
Robert K. Hynes
Vice President and Chief Financial Officer